                                                                      EXHIBIT 2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


         THIS FIRST AMENDMENT TO RIGHTS AGREEMENT (this "Amendment") is entered into by Serv-Tech, Inc., a Texas corporation (the "Company"), and Society National Bank, a national banking association (the "Rights Agent"), effective as of November 27, 1995.

         WHEREAS, the Company and the Rights Agent entered into that certain Rights Agreement dated as of November 16, 1995 (the "Agreement"), and all capitalized terms not defined herein shall have the meanings given to such terms in the Agreement; and

         WHEREAS, in order to correct a scrivener's error the Company and the Rights Agent desire to amend the Agreement as provided herein pursuant to
Section 26 of the Agreement, which authorizes the Company and the Rights Agent, if the Company so directs, to supplement or amend any provision of the Agreement without the approval of any holders of the Company's Common Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

         1. Section 1(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

                 (a) "Acquiring Person" shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (v) any Person who notifies the Board of Directors in writing within five days after the acquisition making such Person the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding that such acquisition was inadvertent, and who within two days after such notification divests a sufficient number of shares of Common Stock so that such Person is no longer the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding ("Inadvertent Acquisition"), (vi) an underwriter that acquires such percentage of the shares of Common Stock pursuant to a customary agreement in a public offering of such Common Stock, or (vii) any Person who or which, together with all Affiliates and Associates of such Person, would be an Acquiring Person solely by reason of (A) being the Beneficial Owner of such shares of Common Stock of the Company, the beneficial ownership of which was acquired by such Person pursuant to any action or transaction or series of related actions or transactions approved by a majority of the Continuing Directors before such Person otherwise became an Acquiring Person or (B) a reduction in the number of issued and outstanding shares of Common Stock of the Company pursuant to a transaction or series of related transactions approved by a majority of the Continuing Directors; provided further, however, that in the event that such Person described in the foregoing clause (vii) does not become an Acquiring Person by reason of subclause (A) or (B) of said clause (vii), such Person shall nonetheless become an

Acquiring Person in the event such Person thereafter acquires beneficial ownership of an additional 1% of the Common Stock of the Company, unless the acquisition of such additional Common Stock would not result in such Person becoming an Acquiring Person by reason of subclause (A) or (B) of said clause
(vii). If any of these exceptions to the definition of an Acquiring Person apply, then the Person to whom the exception pertains shall not be an Acquiring Person for any purpose under this Agreement, including, without limitation, with respect to the definitions of Distribution Date, Section 11(a)(ii) Event, Section 13 Event, Stock Acquisition Date and Triggering Event.

         2. The second sentence of the second paragraph of the Summary of Rights to Purchase Common Stock attached to the Agreement as Exhibit B is hereby amended and restated in its entirety to read as follows:

         The Rights will separate from the Common Stock upon the date which is the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of such outstanding shares of Common Stock (the earlier of said dates being called the "Distribution Date").

         3. Except as specifically provided herein, the Agreement shall continue in full force and effect in accordance with its terms without amendment or modification.

         IN WITNESS WHEREOF, the undersigned parties hereby execute and agree to be bound by this Amendment, effective as of November 27, 1995.

ATTEST:                                   SERV-TECH, INC.


         /s/ Frank Perrone                By:      /s/ Richard L. Daerr
------------------------------------         --------------------------------
Name:  Frank Perrone                      Name:  Richard L. Daerr
Title: Vice President, General            Title: President and CEO
       Counsel & Secretary


ATTEST:                                   SOCIETY NATIONAL BANK


        /s/ Ray G. Rosenbaum              By:   /s/ Lorraine Rodewald
------------------------------------          ------------------------------
Name:  Ray G. Rosenbaum                   Name:  Lorraine Rodewald
Title: Vice President                     Title: Assistant Vice President



                                     -2-